Exhibit 99.1

JAMES RIVER ANNOUNCES THIRD QUARTER
2019 RESULTS

▪	Third Quarter 2019 Net Loss of $25.2 million -- $0.83 per diluted share and Adjusted Net Operating Loss of $22.2 million -- $0.73 per diluted share

▪	72% growth in Core (Non-Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium versus the prior year quarter

▪	Tangible Equity per Share of $18.09, an increase of 16% from year-end 2018, inclusive of dividends

▪	Net Investment Income of $17.9 million, an increase of 9%, or $1.5 million, over the prior year quarter

▪
As previously disclosed, during the quarter, there was $50 million of unfavorable development in the Excess and Surplus Lines segment, driven by one large account (Rasier LLC) in two prior underwriting years and $8 million of unfavorable development in the Casualty Reinsurance segment

▪
The Company announced that its Board of Directors declared its regular quarterly cash dividend of $0.30 per common share payable on Tuesday, December 31, 2019 to all shareholders of record on December 16, 2019

Pembroke, Bermuda, November 6, 2019 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported third quarter 2019 net loss of $25.2 million ($0.83 per diluted share), compared to net income of $19.6 million ($0.64 per diluted share) for the third quarter of 2018. Adjusted net operating loss for the third quarter of 2019 was $22.2 million ($0.73 per diluted share), compared to adjusted net operating income of $19.4 million ($0.64 per diluted share) for the same period in 2018.

Earnings Per Diluted Share	Three Months Ended September 30,
	2019	2018

Net (Loss) Income	$(0.83)	$0.64
Adjusted Net Operating (Loss) Income [1]	$(0.73)	$0.64

1 See "Reconciliation of Non-GAAP Measures" below.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter Results

November 6, 2019

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented, “At the beginning of October, we announced the early termination, effective December 31, 2019, of all insurance policies issued to our largest client. The results from this account were not consistent with our focus on underwriting profit. Our core Excess and Surplus Lines business, where we have earned compelling returns for many years, and our fronting business within our Specialty Admitted segment present us with superior opportunities to put capital to work. The most recent quarter was the 10th consecutive quarter in which we enjoyed renewal rate increases in the core E&S book (up 3.2%). New business pricing has also been strong.
We also have attractive opportunities to grow our fronting business within our Specialty Admitted segment.”
Third Quarter 2019 Operating Results

•	Gross written premium of $388.2 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$241,045	$157,237	53%
Specialty Admitted Insurance	100,459	98,607	2%
Casualty Reinsurance	46,724	24,125	94%
	$388,228	$279,969	39%

•	Net written premium of $223.9 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$171,715	$135,141	27%
Specialty Admitted Insurance	14,570	14,022	4%
Casualty Reinsurance	37,584	24,278	55%
	$223,869	$173,441	29%

•	Net earned premium of $213.4 million, consisting of the following:

	Three Months Ended September 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$164,759	$141,529	16%
Specialty Admitted Insurance	14,242	13,898	2%
Casualty Reinsurance	34,373	49,263	(30)%
	$213,374	$204,690	4%

•
The Excess and Surplus Lines segment gross written premium and net written premium increased principally due to 72% growth in core (non-commercial auto) lines gross written premium and 61% growth in core lines net written premium, as all twelve core underwriting

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JRVR Announces Third Quarter Results

November 6, 2019

divisions grew. The Commercial Auto division also contributed to the segment's increase in gross written premium, growing 35% over the prior year quarter, although this division's net written premium only increased 3% over the prior year quarter given the impact of reinsurance on the Commercial Auto book, incepting March 1, 2019;

•
The Specialty Admitted Insurance segment gross written premium and net written premium increased as a result of increased individual risk Workers' Compensation premium. Premium from the fronting business was essentially flat versus the prior year quarter due to previously discussed rate declines in the Company's largest fronted arrangement. Year to date, the segment has added four new fronting transactions, representing expected annual gross written premium of over $50 million. The Company generally retains about 10% of its fronted gross written premium;

•
Net earned premium in our Casualty Reinsurance segment decreased from the prior year quarter, which was in line with our expectations and is consistent with our planned reductions for the segment that commenced last year. Gross written premium and net written premium increased significantly from the prior year quarter in the Casualty Reinsurance segment due to selected growth in some of the Company's renewed treaties and the inception of a fronted treaty (a 100% cession with no retained underwriting risk);

•
There was overall unfavorable reserve development of $57.0 million compared to unfavorable reserve development of $12.2 million in the prior year quarter (representing a 26.7 and 6.0 percentage point increase to the Company’s loss ratio in the periods, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended September 30,
($ in thousands)	2019	2018
Excess and Surplus Lines	$(50,030)	$(10,401)
Specialty Admitted Insurance	1,000	833
Casualty Reinsurance	(7,941)	(2,651)
	$(56,971)	$(12,219)

•
The reserve development in the quarter included $50.0 million of adverse development in the Excess and Surplus Lines segment, driven by the 2016 and 2017 accident years of its commercial auto line. The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its workers' compensation business. The Company also experienced $7.9 million of adverse development in the Casualty Reinsurance segment, offset partially by commission slide adjustments;

•	Group combined ratio of 118.8% versus 96.0% in the prior year quarter;

•
Group expense ratio of 18.5% improved from 22.5% in the prior year quarter, driven by a larger portion of our consolidated net earned premium coming from the Excess and Surplus Lines segment, which has significant scale and a lower expense ratio than our other segments, and a reduction to sliding scale commissions in the Casualty Reinsurance segment;

•	Gross fee income by segment was as follows:

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JRVR Announces Third Quarter Results

November 6, 2019

	Three Months Ended September 30,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$2,169	$2,998	(28)%
Specialty Admitted Insurance	3,958	3,815	4%
	$6,127	$6,813	(10)%

•
Fee income in the Excess and Surplus Lines segment decreased from its level in the prior year quarter as revenue from certain contracts that were previously fee for services revenue is now recognized as gross written premium due to insurance now being a component of these contracts. Fee income in the Specialty Admitted Insurance segment increased as a result of the continued growth of its fronting business during the previous twelve months;

•	Net investment income was $17.9 million, an increase of 9% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the third quarter of 2019 was $17.9 million, which compares to $16.4 million for the same period in 2018. The increase was due to a larger fixed maturity portfolio size.
The Company’s net investment income consisted of the following:

	Three Months Ended September 30,
($ in thousands)	2019	2018	% Change
Renewable Energy Investments	$1,602	$329	387%
Other Private Investments	(217)	1,402	-
All Other Net Investment Income	16,493	14,679	12%
Total Net Investment Income	$17,878	$16,410	9%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended September 30, 2019 was 3.9% (versus 4.1% for the three months ended September 30, 2018) and the average duration of the fixed maturity and bank loan portfolio was 3.5 years at September 30, 2019 (versus 3.4 years at December 31, 2018 and 3.6 years at September 30, 2018). Renewable energy and other private investments produced an annualized return of 8.1% for the three months ended September 30, 2019 (9.0% for the three months ended September 30, 2018). The portfolios are concentrated and the renewable energy portion in particular can be heavily influenced by portfolio sales and valuation factors, among other attributes. Collectively they represent less than 4% of invested assets as of September 30, 2019.
On October 8, 2019, the Company announced that it delivered a notice of early cancellation, effective December 31, 2019, of all insurance policies issued to its largest customer, Rasier LLC and its affiliates. Subsequent to delivering the notice of early cancellation, and as permitted under the indemnity agreements with this group of insured parties (non-insurance entities), the Company withdrew $1,170.7 million from the collateral trust arrangement that was established in favor of the Company by a captive insurance company affiliate of the insured group. The collateral funds may be used to reimburse the Company for a significant portion of the losses and loss adjustment e

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JRVR Announces Third Quarter Results

November 6, 2019

xpenses paid on behalf of the insured parties and other expenses incurred by the Company. These funds have been invested in short term U.S. Government securities.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The Company had a tax benefit for the three months ended September 30, 2019, driven by the pre-tax loss for the quarter. The tax rate for the nine months ended September 30, 2019 and September 30, 2018 was 22.4% and 9.6%, respectively. The tax rate is elevated for the nine month year to date period due to changes in reserve estimates in prior accident years which did not generate significant tax benefits. The Company expects that its full year 2019 tax rate will likely approximate the year to date rate.

Tangible Equity
Tangible equity before dividends increased 17.9% from $489.9 million at December 31, 2018 to $577.6 million at September 30, 2019, principally due to $17.9 million of net income, $50.4 million of after tax unrealized gains in the Company's fixed income investment portfolio, $8.3 million for derecognition of a build-to-suit lease and $10.7 million of option exercise activity and stock compensation.
September 30, 2019 tangible equity of $550.0 million after dividends increased 12.3% from $489.9 million at December 31, 2018. Tangible equity per common share was $18.09 at September 30, 2019, net of $0.90 of dividends per share the Company paid during the first nine months of 2019. The year-to-date annualized adjusted net operating income return on average tangible equity was 4.9%, which compares to 14.8% for the same period in 2018.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Tuesday, December 31, 2019 to all shareholders of record on Monday, December 16, 2019.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its third quarter results tomorrow, November 7, 2019, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 9952518, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on December 7, 2019 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate,

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JRVR Announces Third Quarter Results

November 6, 2019

guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures

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JRVR Announces Third Quarter Results

November 6, 2019

In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by the average tangible equity for the trailing four quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Third Quarter Results

November 6, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2019	December 31, 2018
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,377,323	$1,184,202
Equity securities, at fair value	88,840	78,385
Bank loan participations, held-for-investment	249,907	260,972
Short-term investments	49,884	81,966
Other invested assets	65,864	72,321
Total invested assets	1,831,818	1,677,846

Cash and cash equivalents	256,302	172,457
Accrued investment income	13,603	11,110
Premiums receivable and agents’ balances	360,587	307,899
Reinsurance recoverable on unpaid losses	614,827	467,371
Reinsurance recoverable on paid losses	40,822	18,344
Deferred policy acquisition costs	60,970	54,450
Goodwill and intangible assets	218,921	219,368
Other assets	263,066	207,931
Total assets	$3,660,916	$3,136,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,941,307	$1,661,459
Unearned premiums	510,109	386,473
Senior debt	98,300	118,300
Junior subordinated debt	104,055	104,055
Accrued expenses	57,637	51,792
Other liabilities	180,539	105,456
Total liabilities	2,891,947	2,427,535

Total shareholders’ equity	768,969	709,241
Total liabilities and shareholders’ equity	$3,660,916	$3,136,776

Tangible equity (a)	$550,048	$489,873
Tangible equity per common share outstanding (a)	$18.09	$16.34
Total shareholders’ equity per common share outstanding	$25.29	$23.65
Common shares outstanding	30,401,270	29,988,460
(a) See “Reconciliation of Non-GAAP Measures”.

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JRVR Announces Third Quarter Results

November 6, 2019

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$388,228	$279,969	$1,095,565	$871,463
Net written premiums	223,869	173,441	671,520	573,025

Net earned premiums	213,374	204,690	602,640	613,842
Net investment income	17,878	16,410	54,844	45,801
Net realized and unrealized (losses) gains on investments (a)	(2,357)	467	331	(407)
Other income	2,579	3,125	8,160	11,841
Total revenues	231,474	224,692	665,975	671,077

EXPENSES
Losses and loss adjustment expenses	214,084	150,387	501,064	448,754
Other operating expenses	41,692	49,180	132,287	155,714
Other expenses	372	(131)	1,055	(34)
Interest expense	2,594	2,991	8,086	8,459
Amortization of intangible assets	149	149	447	447
Total expenses	258,891	202,576	642,939	613,340
(Loss) income before taxes	(27,417)	22,116	23,036	57,737
Income tax (benefit) expense	(2,250)	2,535	5,168	5,539
NET (LOSS) INCOME	$(25,167)	$19,581	$17,868	$52,198
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(22,208)	$19,402	$19,682	$53,540

(LOSS) EARNINGS PER SHARE
Basic	$(0.83)	$0.65	$0.59	$1.75
Diluted	$(0.83)	$0.64	$0.58	$1.72

ADJUSTED NET OPERATING (LOSS) INCOME PER SHARE
Basic	$(0.73)	$0.65	$0.65	$1.79
Diluted	$(0.73)	$0.64	$0.64	$1.77

Weighted-average common shares outstanding:
Basic	30,382,105	29,935,216	30,230,490	29,861,467
Diluted	30,382,105	30,380,145	30,659,389	30,290,183
Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.90

Ratios:
Loss ratio	100.3%	73.5%	83.1%	73.1%
Expense ratio (c)	18.5%	22.5%	20.8%	23.5%
Combined ratio	118.8%	96.0%	103.9%	96.6%
Accident year loss ratio	73.6%	67.5%	73.1%	71.2%
(a) Includes gains of $3.3 million and $8.7 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2019, respectively, in accordance with ASU 2016-01 (gains of $494,000 and losses of $695,000 for the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Third Quarter Results

November 6, 2019

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$241,045	$157,237	53.3%	$687,871	$490,121	40.3%
Net written premiums	$171,715	$135,141	27.1%	$522,200	$432,307	20.8%

Net earned premiums	$164,759	$141,529	16.4%	$457,352	$410,627	11.4%
Losses and loss adjustment expenses	(176,154)	(111,292)	58.3%	(399,996)	(321,518)	24.4%
Underwriting expenses	(17,956)	(18,935)	(5.2)%	(57,795)	(56,391)	2.5%
Underwriting (loss) profit (a), (b)	$(29,351)	$11,302		$(439)	$32,718

Ratios:
Loss ratio	106.9%	78.6%		87.5%	78.3%
Expense ratio	10.9%	13.4%		12.6%	13.7%
Combined ratio	117.8%	92.0%		100.1%	92.0%
Accident year loss ratio	76.6%	71.3%		76.3%	76.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $2.2 million and $7.1 million for the three and nine months ended September 30, 2019, respectively ($3.0 million and $11.5 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Third Quarter Results

November 6, 2019

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$100,459	$98,607	1.9%	$292,884	$283,108	3.5%
Net written premiums	$14,570	$14,022	3.9%	$43,625	$42,327	3.1%

Net earned premiums	$14,242	$13,898	2.5%	$39,688	$41,504	(4.4)%
Losses and loss adjustment expenses	(9,481)	(8,246)	15.0%	(25,085)	(25,283)	(0.8)%
Underwriting expenses	(3,924)	(3,883)	1.1%	(10,845)	(11,841)	(8.4)%
Underwriting profit (a), (b)	$837	$1,769	(52.7)%	$3,758	$4,380	(14.2)%

Ratios:
Loss ratio	66.6%	59.3%		63.2%	60.9%
Expense ratio	27.5%	28.0%		27.3%	28.5%
Combined ratio	94.1%	87.3%		90.5%	89.4%
Accident year loss ratio	73.6%	65.3%		73.9%	66.5%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $4.0 million and $11.6 million for the three and nine months ended September 30, 2019, respectively ($3.8 million and $10.9 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$46,724	$24,125	93.7%	$114,810	$98,234	16.9%
Net written premiums	$37,584	$24,278	54.8%	$105,695	$98,391	7.4%

Net earned premiums	$34,373	$49,263	(30.2)%	$105,600	$161,711	(34.7)%
Losses and loss adjustment expenses	(28,449)	(30,849)	(7.8)%	(75,983)	(101,953)	(25.5)%
Underwriting expenses	(10,212)	(16,838)	(39.4)%	(33,678)	(54,709)	(38.4)%
Underwriting (loss) profit (a)	$(4,288)	$1,576		$(4,061)	$5,049

Ratios:
Loss ratio	82.8%	62.6%		72.0%	63.0%
Expense ratio	29.7%	34.2%		31.8%	33.9%
Combined ratio	112.5%	96.8%		103.8%	96.9%
Accident year loss ratio	59.7%	57.2%		59.4%	60.0%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Third Quarter Results

November 6, 2019

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(29,351)	$11,302	$(439)	$32,718
Specialty Admitted Insurance	837	1,769	3,758	4,380
Casualty Reinsurance	(4,288)	1,576	(4,061)	5,049
Total underwriting (loss) profit of operating segments	(32,802)	14,647	(742)	42,147
Other operating expenses of the Corporate and Other segment	(7,302)	(6,526)	(22,641)	(21,264)
Underwriting (loss) profit (a)	(40,104)	8,121	(23,383)	20,883
Net investment income	17,878	16,410	54,844	45,801
Net realized and unrealized (losses) gains on investments (b)	(2,357)	467	331	(407)
Other (expenses) and income	(91)	258	(223)	366
Interest expense	(2,594)	(2,991)	(8,086)	(8,459)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated (loss) income before taxes	$(27,417)	$22,116	$23,036	$57,737

(a)    Included in underwriting results for the three and nine months ended September 30, 2019 is fee income of $6.1 million and $18.7 million, respectively ($6.8 million and $22.4 million for the respective prior year periods).

(b)    Includes gains of $3.3 million and $8.7 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2019, respectively, in accordance with ASU 2016-01 (gains of $494,000 and losses of $695,000 for the respective prior year periods).

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we were previously deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

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JRVR Announces Third Quarter Results

November 6, 2019

Our income before taxes and net income reconciles to our adjusted net operating income as follows:

	Three Months Ended September 30,
	2019		2018
	Income Before Taxes	Net Loss	Income Before Taxes	Net Income
	(in thousands)
(Loss) income as reported	$(27,417)	$(25,167)	$22,116	$19,581
Net realized and unrealized losses (gains) on investments (a)	2,357	2,665	(467)	(397)
Other expenses	372	294	(131)	(101)
Interest expense on leased building the Company is deemed to own for accounting purposes	—	—	404	319
Adjusted net operating (loss) income	$(24,688)	$(22,208)	$21,922	$19,402

	Nine Months Ended September 30,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$23,036	$17,868	$57,737	$52,198
Net realized and unrealized (gains) losses on investments (a)	(331)	980	407	366
Other expenses	1,055	834	(34)	45
Interest expense on leased building the Company was previously deemed to own for accounting purposes	—	—	1,179	931
Adjusted net operating income	$23,760	$19,682	$59,289	$53,540

(a)    Includes gains of $3.3 million and $8.7 million for the change in net unrealized gains/losses on equity securities in the three and nine months ended September 30, 2019, respectively, in accordance with ASU 2016-01 (gains of $494,000 and losses of $695,000 for the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2019, December 31, 2018, and September 30, 2018 and reconciles tangible equity to tangible equity before dividends for September 30, 2019.

	September 30, 2019		December 31, 2018		September 30, 2018
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$768,969	$25.29	$709,241	$23.65	$697,408	$23.29
Goodwill and intangible assets	218,921	7.20	219,368	7.31	219,718	7.34
Tangible equity	$550,048	$18.09	$489,873	$16.34	$477,690	$15.95
Dividends to shareholders for the nine months ended September 30, 2019	27,557	0.90
Pre-dividend tangible equity	$577,605	$18.99

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